Consent of Independent Accountants

I hereby consent to the incorporation in the Form 10 Registration Statement of my report dated July 5, 1999 relating to the financial, statements of Nicole Industries, Inc. financial statements for years ended December 31, 1996, December 31, 1997 and December 31, 1998.



David M. Winings